UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cogentix Medical, Inc.

(Name of Registrant as Specified in its Charter)

LEWIS C. PELL

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On May 6, 2016, Lewis C. Pell sent a presentation to Institutional Shareholder Services Inc. A copy of this presentation is filed herewith as Exhibit 1.

Cogentix Medical Inc. (CGNT) Response to CGNT’s ISS presentation - Lewis C. Pell May 6, 2016 Exhibit 1

Summary CGNT is trying to hide behind growth rate numbers. Since the merger (3/31/2015), quarterly revenue run-rate has declined for Urology (-11.6%) and Airway/Industrial (-13.6%) segments. The decline in run-rate is in sharp contract to the trend for these segments prior to the merger – Urology (+65%) and Airway/Industrial (+40%) The current strategy is not working. In 1QFY16 revenue is down 10.5% sequentially and 3.7% yoy. NURO competition has been known since prior to the merger and long-term guidance has been given consistently. CGNT seems to be hiding behind “advice of investor relations professionals”. The company provided 2016 revenue guidance in its 3QCY2015 earnings release on Nov. 3, 2015. What changed in four months to warrant withdrawal of guidance? Mr. Pell is on record publicly stating a disagreement with strategy BEFORE Cogentix claims he privately said otherwise. CGNT’s “same consistent strategy” has destroyed shareholder value as reflected in the significant decline in share price since merger announcement. Even if the Company achieved $50million revenue in FY16, it will represent a mere 2.5% growth from LTM revenue (as of 31 March 2016) of $48.8 million. Shareholders need to know when will CGNT achieve the 15% revenue growth and $100 million 3-year revenue target that was promised at the time of merger. Vote FOR Proposals 1-7 and AGAINST Proposal 8 on the GREEN proxy card.

The upward trend in revenue run-rate for VSCI products has reversed under Rob Kill CGNT’s is trying to hide behind growth rates - revenue run-rate has declined under Rob Kill Source: Factset. SEC filings Since the merger (3/31/2015), quarterly revenue run-rate has declined: Urology is down 11.6% and Airway/Industrial has declined 13.6% The decline in both segments is concerning given the merger added 44 person sales team to VSCI’s 12 member sales team CGNT’s focus on growth rate is misleading. Run rate is more relevant The Facts

Revenue run-rate for UPI products has either declined (MPQ) or increased at a much slower pace (UPC) UPI products too have failed to benefit from the merger Source: Factset. See Appendix for TSR peer group

Truth: 2016 Guidance Medtronic’s competitive threat was known even prior to the merger and shareholders approved the merger based on short and long-term guidance provided Aware of the NURO competition, the company provided 2016 revenue guidance in its 3QCY2015 earnings release on Nov. 3, 2015. What changed in four months to warrant withdrawal of guidance? CGNT seems to be hiding behind “advice of investor relations professionals”. The Facts Congentix’s Distortion

Truth: Strategy On Feb 16, Mr. Pell wrote a letter to the board, later filed with the SEC on Feb. 17, stating: “I am deeply disappointed by what I see as the unsatisfactory performance and empty vision of the Company's leadership at both the executive management and Board levels.” How can CGNT claim that Mr. Pell agreed with the so called “strategy” when no vote was taken on the 18th and a PUBLIC letter clearly shows otherwise? The bottom line is that the inability of Mr. Kill and self-interested directors have led to shareholder value destruction The Facts Congentix’s Distortion

Truth: Product Pipeline If CGNT’s assertions about product development are true, what is the new product adoption rate and how is it likely to impact revenue growth? The fact that the revenue is trending down, coupled with CGNT’s decision to remove guidance is indicative of lack of product development or its adoption. If the product enhancements were successful, revenue would not be declining (sequential and yoy) and CGNT would not remove revenue guidance. The Facts Congentix’s Distortion

Truth: Compensation CGNT is trying to mislead shareholders by comparing the result for the combined company with UPI as a stand-alone entity. The FY2014 revenue of $24.6 million in CGNT’s presentation is for UPI only, whereas the FY16 revenue estimate of $50 million is for CGNT, which includes revenue from former VSCI. Shareholders need to know when will CGNT achieve the 15% revenue growth and $100 million 3-year revenue target that was promised at the time of merger. Even if CGNT achieved $50million revenue in FY16, it will represent a mere 2.5% growth from LTM revenue of $48.8 million The Facts Congentix’s Distortion

Truth: Governance The Governance and Nominating committee is controlled by former Uroplasty directors who have consistently demonstrated an inability to deliver value for shareholders. Mr. Pell vigorously disputes the claim the board size reduction was legal. Mr. Pell has brought a case in the Delaware Court of Chancery to challenge this illegal action. The Facts Congentix’s Distortion

Truth: Governance (contd.) The CFO position has been vacant for several months. No candidates were presented to the board prior to the beginning of the proxy campaign. The Nominating committee presented only one CFO candidate for consideration to the board as opposed to a group of qualified candidates. In light of the lack of alternatives and the ongoing proxy campaign, Mr. Pell suggested it was in the best interest of the company to hold off hiring any CFO until the proxy campaign is concluded. The Board decided unanimously to put off making an offer to the candidate. The Facts Congentix’s Distortion

Truth: Governance (contd.) At the 2013 shareholder meeting , 39% of votes cast were AGAINST the Say on Pay proposal. ISS also AGAINST the executive compensation package. At the 2014 shareholder meeting, ISS again recommended AGAINST the Say on Pay proposal. The proposal failed with 52% of votes cast Against the executive comp. plan. Additionally, the sole member of the Compensation Committee on the ballot received 34% Withhold votes. Despite clear shareholder concern about executive compensation, UPI directors (including those who currently serve on Cogentix board) approved the 25% increase in Mr. Kill’s salary to $500k on April 1, 2014. As CEO of UPI, Mr. Kill’s total Salary and Bonus was 51% higher in FY15 than in FY14, despite a 66% decline in UPI’s share price during the same period. Source: Factset, SEC Filings.

Additional Information Lewis C. Pell filed a definitive proxy statement, as amended, and an accompanying proxy card with the Securities and Exchange Commission on May 2, 2016 to be used to solicit proxies in connection with the 2016 Annual Meeting of Stockholders (including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof) (the “2016 Annual Meeting”) of Cogentix Medical, Inc. (the “Company”). Information relating to the participants in such proxy solicitation is available in the definitive proxy statement, as amended, filed by Mr. Pell with the Securities and Exchange Commission on May 2, 2016 and in any further amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement, as amended, and other documents related to the solicitation of stockholders of the Company for use at the 2016 Annual Meeting because they will contain important information, including additional information relating to the participants in such proxy solicitation. Mr. Pell’s definitive proxy statement, as amended, and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Mr. Pell in connection with the solicitation of proxies will be available at no charge at the Securities and Exchange Commission’s website at www.sec.gov. The definitive proxy statement, as amended, and other relevant documents filed by Mr. Pell with the Securities and Exchange Commission will also be available, without charge, by directing a request to Mr. Pell’s proxy solicitor, Alliance Advisors LLC, at its toll-free number (855) 835-8312.

Cautionary Statement Regarding Forward-Looking Statements The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.